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                                                                     EXHIBIT 4.9



                                 PCC GROUP, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

              (GRANTED UNDER THE 1992 INCENTIVE STOCK OPTION PLAN)


           This Incentive Stock Option Agreement (the "Agreement") is entered into as of January 4, 1995, by and between PCC Group, Inc., a California corporation (the "Company"), and Jack Wen (the "Optionee") pursuant to the PCC Group, Inc. 1992 Incentive Stock Option (the "Plan" ).

        1. GRANT OF OPTION. The Company hereby grants to Optionee an option (the "Option") to purchase all or any portion of a total of 72,700 shares (the "Shares") of the Common Stock of the Company at a purchase price of $1.375 per share (the "Exercise Price"), subject to the terms and conditions set forth herein. This Option is intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the Code ).

           2. VESTING OF OPTION. The right to exercise this Option shall vest in installments, and this Option shall be exercisable from time to time in whole or in part as to any vested installment, as follows:

NUMBER OF SHARES EXERCISABLE                       ON OR AFTER
----------------------------                       -----------
72,700     SHARES                                  JANUARY 4      , 1995
----------                                         ---------------
---------- SHARES                                  ---------------, 19--
---------- SHARES                                  ---------------, 19--
---------- SHARES                                  ---------------, 19--
---------- SHARES                                  ---------------, 19--

        No additional shares shall vest after the date of termination of Optionee's Continuous Employment (as defined in Section 3 below), but this Option shall continue to be exercisable in accordance with Section 3 below with respect to that number of shares that have vested as of the date of termination of Optionee's continuous Employment.

        3. TERM OF OPTION. Optionee's right to exercise this Option shall terminate upon the earliest of:

              (a) the expiration of five years from the date of this Agreement;

              (b) the expiration of one year from the date Optionee's Continuous Employment (as defined below) is terminated by reason of the permanent disability of Optionee (as defined in Section 22(e)(3) of the Code);

              (c) the expiration of one year from the date Optionee's Continuous Employment is terminated by reason of Optionee's death; or

              (d) the expiration of three months from the date Optionee's Continuous Employment is terminated for any reason other than permanent disability or death.



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        As used in this Agreement, the term "Continuous Employment" means employment by the Company or any subsidiary or parent of the Company which is uninterrupted except for vacations, illness (except for permanent disability, as defined in Section 22(e)(3) of the Code), or leaves of absence which are approved in writing by the Company or a subsidiary or parent of the Company, if applicable. A transfer by the Optionee, without an intervening period, between the Company and a subsidiary or parent of the Company, or between subsidiaries and/or parents, shall not be considered a termination of Continuous Employment.

        4. EXERCISE OF OPTION. Subject to Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below), by delivery of the following to the Company at its principal executive offices:

              (a) a written notice of exercise which identifies this Agreement and states the number of whole Shares (which may not be less than 100, or all of the Shares if less than 100 Shares then remain covered by this Option) then being purchased;

              (b) payment of the Exercise Price in cash or by check (or by such other form of lawful consideration as the Board of Directors of the Company, or the committee of the Board of Directors administering the Plan (the "Committee"), may approve from time to time;

              (c) a check or cash in the amount reasonably requested, if requested, by the Company to satisfy the Company s withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise, in whole or in part, of the Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other income paid to Optionee by the Company or any subsidiary or parent of the Company, provided such arrangements satisfy the requirements of applicable tax laws); and

              (d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee or the person designated in Section 5 below, as the case may be.

        5. DEATH OF OPTIONEE; NO ASSIGNMENT. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee should die prior to the termination of this Option, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof as of the date of death, Optionee's legal representative, his or her legates, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. Abet the death of the Optionee, only a Successor may exercise this Option.

        6.    REPRESENTATIONS AND WARRANTIES OF OPTIONEE.





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              (a) Optionee represents and warrants that this Option is being acquired by Optionee for his or her personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

              (b) Optionee acknowledges that the Company may issue Shares upon the exercise of this Option without registering such Common Stock under the Securities Act of 1933, as amended (the "Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing such Shares and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available. Optionee further acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary.

        7. LIMITATION OF COMPANY'S LIABILITY FOR NONISSUANCE. During the term of the Plan, the Company agrees at all times to reserve and keep available, and to use its reasonable best efforts to obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of shares of its Common Stock as shall be sufficient to satisfy its obligations hereunder and the requirements of the Plan. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        8.    ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE, MERGER, ETC.

              (a) In the event of any changes in the outstanding shares of Common Stock of the Company resulting from a stock split, reverse stock split, stock dividend, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made to the number and kind of Shares subject to this Option and to the Exercise Price per share, in accordance with the provisions of Section 11.1 of the Plan.

              (b) In the event of a merger, consolidation or other reorganization in which the Company is not the surviving corporation, substantially similar consideration shall be provided to Optionee as was provided to the shareholders of the Company, or substantially equivalent options covering shares of the successor corporation shall be substituted, in accordance with the provisions of Section 11.2 of the Plan.

        9. NO EMPLOYMENT CONTRACT CREATED. Nothing in this Agreement shall be construed to constitute or be evidence of any right with respect to continuance of employment



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with the Company or any subsidiary or parent of the Company, or to limit in any way the right of the Company or any subsidiary or parent of the Company to terminate Optionee's employment at any time, with or without cause.

        10.   RIGHTS AS SHAREHOLDER. The Optionee (or a Successor pursuant to
Section 5 hereof) shall have no rights as a shareholder with respect to any Shares covered by this option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

        11. INTERPRETATION. This Option is granted pursuant to the terms of the PCC Group, Inc. 1992 Incentive Stock Option Plan, and shall in all respects be interpreted in accordance therewith.

        12. NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three days abet being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Financial Officer, and if to the Optionee, at his or her most recent address as shown in the employment or stock records of the Company.

        13. ANNUAL AND OTHER PERIODIC REPORTS. Until the expiration of the right to exercise this Option as provided in Section 3 above, the Company will furnish to the Optionee, at Optionee's request, copies of all annual and other periodic financial and informational reports that the Company distributes generally to its shareholders.

        14. GOVERNING LAW. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

        15. SEVERABILITY. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

        16. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.


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        17.   ENTIRE AGREEMENT. This Agreement, together with the Plan,
constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior written or oral agreements and understandings of the parties, either express or implied.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                          PCC GROUP, INC.


                                          BY:___________________________


                                          ITS:__________________________


        The Optionee hereby accepts this Option subject to all the terms and provisions hereof. The Optionee hereby acknowledges receipt of a copy of the Plan. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company (or the Committee thereof administering the Plan) regarding any questions arising under the Plan. The Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld by federal, state or local law as a result of the exercise of this Option.


                                          OPTIONEE

                                          -------------------------------
                                          (SIGNATURE)

                                          JACK WEN
                                          -------------------------------
                                          (TYPE OR PRINT NAME)